UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 3, 2004

Bay View Capital Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-14879	94-3078031

(Commission File Number)	(IRS Employer Identification No.)

1840 Gateway Drive, San Mateo, CA	94404

(Address of Principal Executive Offices)	(Zip Code)

(650) 312-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01    Entry into a Material Definitive Agreement.

     On September 3, 2004, Bay View Capital Corporation (the “Company”) and Bay View Acceptance Corporation (“BVAC”) entered into an employment agreement with P.K. Chatterjee pursuant to which he will serve as (i) Executive Vice President and Director of Retail Operations of the Company and (ii) President and Chief Executive Officer of BVAC, the Company’s wholly owned automobile finance subsidiary. Mr. Chatterjee’s total compensation package set forth in his employment agreement includes the following:

•	an annual base salary of $300,000;

•	an annual discretionary bonus of up to 50% of base salary based on achievement of specified performance goals, but prorated for 2004;

•	an additional discretionary bonus based on achievement of all specified performance goals of up to 2% of the amount by which BVAC’s pre-tax profit for such calendar year exceeds BVAC’s pre-tax profit for the immediately preceding calendar year; for 2004 only, this discretionary bonus will be determined based upon the amount by which BVAC’s pre-tax profit for 2004 exceeds the budgeted amount;

•	incentive stock options to purchase 5,000 shares of Bay View common stock vesting after one year and non-qualified stock options to purchase 45,000 shares of Bay View common stock vesting over three years;

•	reimbursement for all living expenses for one month and thereafter a $3,000 per month (grossed-up for taxes) housing allowance for a period of twelve months or until he purchases a home in the Los Angeles area, whichever occurs sooner;

•	reimbursement for relocation expenses and the amount, if any, by which the fair market sale price of his current primary residence in Texas is less than the sum of the purchase price he paid for such residence plus capital improvements;

•	annual dues for membership in one social club; and

•	reimbursement for the cost of twelve round-trip first class tickets for travel between Texas and California for him and his immediate family.

     The agreement also provides for other fringe benefits consistent with the Company’s compensation program for senior executives.

     Mr. Chatterjee’s employment contract is for an initial period of three years and on each day the agreement is in effect, it extends for one additional day so that at all times the term is three years. In the event of Mr. Chatterjee’s termination without cause or voluntary termination for good reason other than during a period that is 270 days preceding or 180 days following a change in control (a change in control period), Mr. Chatterjee would be entitled to receive certain accrued salary and bonus plus a lump sum severance payment equal to the remainder of his salary through the end of the term. In the event of termination without cause, for death or permanent disability or for good reason within a change in control period, or upon the executive’s voluntary termination within 180 days after a change in control, Mr. Chatterjee would be entitled to receive certain accrued salary and bonus plus a severance payment equal to 2.99 times his base salary plus the incentive bonus payable for the year of termination, calculated based on the average percentage for all full years of employment prior to the year in which such termination occurs. Mr. Chatterjee will be entitled to receive a tax “gross-up” payment to offset fully any excise taxes incurred.

     Notwithstanding the above severance provisions, the Company and Mr. Chatterjee each have the right to terminate Mr. Chatterjee’s employment without cause effective September 30, 2005, and pay him certain accrued salary and bonus plus severance equal to his base salary for one year unless the termination occurs during a change in control period.

     The employment agreement indicates that the Company intends to recommend to the Nominating Committee of the Board of Directors that it nominate Mr. Chatterjee for election as a director of the Company at its April 2005 annual meeting of stockholders.

Section 8 — Other Events

Item 8.01    Other Events.

     On September 7, 2004, the Company issued a press release announcing the hiring of Mr. Chatterjee. A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Section 9 — Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits.

(c)	Exhibits.

99.1    Press Release issued by the Company on September 7, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAY VIEW CAPITAL CORPORATION

Date: September 10, 2004	By:	/s/ John Okubo John Okubo Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by the Company on September 7, 2004.